UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 19, 2013

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NEWFIELD EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)
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Delaware	1-12534	72-1133047
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Waterway Square Place, Suite 100
The Woodlands, Texas 77380
(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 210-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)     On June 19, 2013, the Board of Directors (“Board”) of Newfield Exploration Company (the “Company”) appointed two new directors, Messrs. Steven W. Nance and John W. Schanck, each of whom shall serve on the Board until the Company’s 2014 Annual Meeting of Stockholders or until his respective successor shall be duly elected and qualified or until his earlier death, resignation or removal, as provided in the Company’s Amended and Restated Bylaws.  At the same time, the Board appointed Mr. Nance to the Compensation & Management Development Committee and Mr. Schanck to the Audit Committee.  In connection with their respective appointments, Messrs. Nance and Schanck were each awarded 7,285 shares of restricted stock that shall vest on May 8, 2014.  A brief biography for each of Messrs. Nance and Schanck follows.

Steven W. Nance – Mr. Nance, 56, has more than 35 years of experience in the oil and gas industry. He currently serves as the President and Manager of Steele Creek Energy, LLC, a private oil and gas company. Mr. Nance also has served as president and sole director of Steele Creek Investment Company, the predecessor entity that held Mr. Nance’s oil and gas ownership, since 1997. Since 2007, Steele Creek Investment Company and Mr. Nance have, from time to time, provided consulting services on matters such as oil and gas investments, succession planning, coaching and leadership development. Mr. Nance began his career in 1978 with The Superior Oil Company where he held various engineering assignments until the company was acquired by Mobil Oil. After a short stint with Mobil, Mr. Nance joined Meridian Oil, Inc., the predecessor company to Burlington Resources, Inc., in 1985 where he held positions of increasing responsibility until his departure in 1997 as Vice President of Burlington’s Gulf Coast division. From 1997 to 1999, he was with XPLOR Energy and its predecessor company, acting as its Chairman, President and Chief Executive Officer in 1999 when XPLOR Energy was acquired by Harken Energy Corporation. From 2000 to 2007, Mr. Nance served as President of Peoples Energy Production Company until it was acquired by El Paso Corporation.

He is a director for The Williams Companies, Inc., where he is a member of its compensation committee and nominating and governance committee and also a director for Cloud Peak Energy, Inc., chairing its health, safety, environment and communities committee and serving as a member of its audit committee.

Mr. Nance holds a B.S. in Petroleum Engineering from Texas Tech University. Mr. Nance has been recognized as a Distinguished Engineer from the College of Engineering at Texas Tech and is a registered professional engineer (inactive status). He is on the Board of Trustees for the Independent Petroleum Association of America, and serves on the board for The Center for the Performing Arts at The Woodlands.

John W. Schanck – Mr. Schanck, 61, has nearly 40 years of experience in the energy industry where he has held leadership positions in both public and private companies. He has served since 2010 as President and CEO of Sonde Resources Corporation in Calgary, Alberta, and expects to retire as President and CEO on June 30, 2013. Sonde is an energy company engaged in the exploration and production of oil and natural gas with operations in Western Canada and offshore North Africa. Mr. Schanck spent the first 21 years of his career, 1978 to 1999, with Unocal Corporation and its subsidiaries. During this time, he helped lead Unocal’s exploration activities in both the U.S. and international regions, holding the positions of Group Vice President – Oil & Gas Operations from 1994 to 1996 and President of Spirit Energy 76 from 1997 to 1999. Following his career with Unocal, Mr. Schanck was Co-Chief Executive Officer for Samson Investment Company from 1999 – 2005 and Managing Partner of Tecton Energy, LLC from 2006 to 2009.

Mr. Schanck holds an M.S. in Geology from the University of Memphis, a B.S. in Geology from Allegheny College and an A.A. from Allegany College of Maryland. He serves on the public corporate boards of Penn West Petroleum Ltd. and Sonde Resources Corporation.

Item 7.01  Regulation FD Disclosure

On June 19, 2013, the Company announced the appointment of Messrs. Nance and Schanck to its Board. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in Item 7.01 of this Current Report, including the exhibit attached hereto as Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

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Item 9.01  Financial Statements and Exhibits

(d)	Exhibits
	99.1	Release issued by the Company on June 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY

Date: June 19, 2013	By:	/s/ John D. Marziotti
John D. Marziotti
General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description
99.1	Release issued by the Company on June 19, 2013

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